EXHIBIT 10.2

Term Sheet

Ecosphere Technologies, Inc.

Note Payable – Robert O. Baratta $1,297,870

Due July 13, 2007

Total Principal due	$1,297,870
Accrued Interest due Interest will be paid up to date on closing of this Extension Agreement.	From February 22 through July __, 2007. Late fees due under the previous Extension is payable upon closing of this Extension Agreement.
Twelve Month Extension The Extension Period will be for twelve months from the due date of July 13, 2007 or July 13, 2008
Extension Fee Fee of $50,000 payable in ESPH Stock on Closing of this Extension Agreement.	Cash payment of $25,000 Additional payment in restricted stock of $25,000 valued at $0.48 or 52,083 X 3 = 156,250 shares
Principal Reduction Ecosphere agrees to pay down the principal, upon Closing of this Extension Agreement.	The amount of cash reduction of the principal will be $175,000 plus $67,000 or $242,000 plus $200,000 in lieu of any collateral requirements plus $83,000.00.
Ecosphere payment of Baratta Attorney Ecosphere agrees to pay for the initial preparation and follow up by David Carter to prepare the Extension Agreement estimated by Baratta as $3,500.	The initial Agreement will be drafted by Carter and sent directly to Ecosphere and Adam Palmer simultaneously for Palmer’s review and advice to Ecosphere.

Interest Payable during the Term of the Extension

     Interest will be paid, in cash, by Ecosphere during the term of the Extension on October 13, 2007 and January 13, 2008 April 13, 2008 and July 13, 2008. Interest rate is the same as in the original Note being extended by this Extension Agreement. Interest shall continue to accrue at the Matured Note rate of Northern Trust Bank's prime plus three percent (prime + 3%).

Any payment made late will incur a late fee of $500 beginning on the 1st day after due date and will incur an additional $500 fee each 10 days it remains unpaid thereafter.
“Take out” provision Ecosphere will make principal and interest payments upon collection of a major funding achieved by Ecosphere during the extension period.

If a major funding transaction is executed by Ecosphere during the extension period of at least five (5) times the remaining principal balance during the term of the Extension Agreement, Ecosphere agrees to pay off the remaining balance. If the funding is less than five times the remaining balance the balance will be paid down by 20% of the amount of the funding.

Agreed this 25 day of July 2007 /s/ Robert O. Baratta Robert O. Baratta /s/ James C. Rushing III 7-25-07 Ecosphere Technologies, Inc. James C. Rushing III, Chief Financial Officer

The closing date for this transaction will be one day after the closing of the pending UES related sale transaction. The funds to execute this agreement will be derived directly from the proceeds of that transaction. We expect that closing, after the purchaser’s due diligence, to occur within the next three weeks.

Baratta Extension Agreement Term Sheet	8/14/2007